Exhibit 99.1

Metal Sky Star Acquisition Corporation Announces LOI with Fedilco Group Limited

NEW YORK, November 4, 2024 - Metal Sky Star Acquisition Corporation, a Cayman Islands exempted company (NASDAQ: MSSA) (“Metal Sky Star” or the “Company”), announced today that it has entered into a letter of intent (the “LOI”) with Fedilco Group Limited, a Cyprus-based company (“Fedilco”) holding an 80% equity interest in Viva Armenia Closed Joint-Stock Company, an Armenia-based telecom company (“Viva”). Pursuant to the LOI, Metal Sky Star expresses interest in acquiring all the issued and outstanding shares of Fedilco. The parties will seek necessary permissions and/or approvals from the Republic of Armenia’s state authorities for the proposed transaction.

Viva stands out as the sole telecom company in Armenia included in the country’s Top 10 taxpayers list, underscoring its economic impact and significant contributions to national development. Viva currently has over 2.3 million unique subscribers (2,327,684) and holds a 61% share by active subscribers and 58.18% by total revenue in Armenia’s telecom market. Viva’s team comprises 1,132 employees who support Viva’s mission to make mobile services widely accessible, ensuring subscribers stay connected both locally and globally.

Viva has established roaming partnerships with 529 operators across 192 countries, demonstrating a strong commitment to maintaining connections for its customers worldwide. It also pioneered corporate social responsibility (“CSR”) as a management model in Armenia’s telecom industry, guided by ISO 26000 standards on community impact and sustainability.

“We are excited to announce this LOI with Fedilco,” said Wenxi He, CEO of Metal Sky Star. “Viva is recognized as a trusted telecom market leader across Armenia, celebrated for its extensive reach and customer-first approach. We are confident that this partnership will position us well to capture Armenia’s economic growth trajectory and create added value for our shareholders.”

About Metal Sky Star Acquisition Corporation

Metal Sky Star Acquisition Corporation is a blank check company formed under Cayman Islands law to effect mergers, share exchanges, asset acquisitions, stock purchases, reorganizations, or similar business combinations with one or more businesses.

About Fedilco Group Limited

Fedilco Group Limited, incorporated in Cyprus, is the controlling shareholder of Viva, the most valuable company in Armenia’s telecom sector and a model of innovation in the telecom industry.

Forward-Looking Statements

This press release includes “forward-looking statements” concerning the proposed transaction with Fedilco. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, as outlined in the Company’s annual report for the fiscal year ending December 31, 2023, filed with the SEC on August 30, 2024, and available at www.sec.gov. The Company is under no obligation to update these statements for revisions or changes after the release date unless required by law.

Company Contacts:

Wenxi He

Chief Executive Officer

221 River Street, 9th Floor,

Hoboken, New Jersey

(201) 721-8789

Email:	olivia.he@gmail.com
olivia@metalskystar.com

Source: Metal Sky Star Acquisition Corporation